Exhibit 99.1
Levitt Corporation Reports Earnings
For The Third Quarter 2005
     FORT LAUDERDALE, FL — November 2, 2005 — Levitt Corporation (NYSE: LEV) today announced financial results for the third quarter ended September 30, 2005. Net income for the third quarter was $10.7 million, compared with $13.7 million earned in the corresponding period in 2004. Diluted earnings per share for the third quarter were $0.53, compared with $0.66 in the corresponding period in 2004. For the nine months ended September 30, 2005, net income increased 15% to $46.6 million, up from $40.4 million in the comparable 2004 period, and diluted earnings per share increased to $2.32, from $2.18 per diluted share in the comparable period in 2004.
     Chairman and Chief Executive Officer, Alan B. Levan, commented, “During the third quarter we continued to implement our strategy of developing a scaleable national platform capable of delivering three to four times current levels in the next five years. Our homebuilding division reported a record level of lot inventory with the opening of new communities in Florida, Tennessee and Georgia. Our land division’s inventory position also increased significantly with its 5,400-acre initial entry into the South Carolina market. In connection with our focus on strengthening our homebuilding division’s infrastructure, we have taken several important steps toward improving our land acquisition, production, quality control and purchasing processes. We also continue to work on our sales-to-delivery cycle providing us with added ability to meet market demand. Further, we made continued progress towards upgrading our technology infrastructure, and expanding our management team and staff throughout the organization. As discussed in previous quarters, after several years of growing at a compound annual rate of almost 100% and experiencing record success, we recognized the considerable strain placed on our existing platform and the need to implement several initiatives to strengthen our core businesses and improve overall operating efficiency. As such, we disclosed during previous earnings periods that 2005 would be a transitional year resulting in ‘flattish’ earnings for the Company. Thus far, we are pleased with our progress and believe we are on track to realizing our goal of sustained and expanded future growth.

Homebuilding Division:
     “Revenue for the third quarter of 2005 was $111.6 million, compared to $113.6 million in the corresponding 2004 period. Homes delivered decreased 18% to 439 units in the third quarter of 2005 compared with 534 units in the 2004 quarter, and new orders decreased 32% to 243 units in the third quarter of 2005 from 357 units in the comparable 2004 period. This decrease is attributable to the timing of the release of inventory during the 2005 period and not a reflection of market demand. In October of 2005, we generated more than 200 new orders as we released inventory in connection with the opening of several new communities. Construction starts for the quarter increased 18% to 545, compared to 461 in the third quarter of 2004. Total revenue for the nine-months ended September 30, 2005 increased 6% to $338.6 million, compared to $319.6 million in the corresponding 2004 period. Continued strength in consumer demand, particularly in the Florida market, provided us with additional pricing flexibility as the average selling price for new orders in the third quarter of 2005 rose 39% to $340,000, up from $244,000 in the third quarter 2004. Margin percentage (defined as sales of real estate minus cost of sales of real estate divided by sales of real estate) remained basically unchanged at 21.2% in the third quarter, compared to 21.3% in the third quarter of 2004. Selling, general and administrative expenses (SG&A) as a percent of total homebuilding revenue, was approximately 12.3% during the third quarter, compared to 10.8% during the same 2004 period. The increase is primarily attributable to additional employee headcount, the continued expansion of homebuilding activities into new markets, and the establishment of new communities and operations which are not yet in the revenue producing stage.
     “We continue to expand our portfolio of communities and increase lot inventory levels. As we enter 2006, we anticipate that our homebuilding division’s lot inventory will exceed 11,000 units, which surpass our record 2003 level and represent the division’s largest owned lot inventory during the last ten years. Although we intend to manage the release of this inventory for purposes of quality control and timely delivery cycles, we believe this inventory position will allow us to execute our strategy without losing momentum from lot inventory shortages.
     “In the last two months, we opened communities with nearly 4,000 units in both our active adult and family products. Recent community openings include:

     Florida
•	1,200-unit active-adult community in Tradition at Port St. Lucie

•	925-unit active-adult community near Tampa

•	570-unit active-adult community in Fort Myers

•	219-unit family community in Fort Myers
     Georgia
•	766-unit active-adult community near Atlanta
     Tennessee
•	Three new family communities with a total of 265 units in the Memphis area
     “During the fourth quarter 2005 and first quarter of 2006, we anticipate opening the following communities, which will add approximately 1,800 units:
     Central Florida
•	161-unit family community

•	185-unit family community

•	436-unit family community

•	120-unit family community
     South Carolina
•	460-unit active-adult community near Myrtle Beach
     Tennessee
•	Four new family communities with a total of 357 units in the Memphis area
     “Our homebuilding division continues to experience strong demand throughout all of our markets, particularly in Florida. Recent new community openings were highlighted with the unveiling of ‘Seasons at Tradition’ located in our master-planned community, ‘Tradition,’ in Port St. Lucie, Florida. This active adult community consists of 1,200 single-family one-story homes with 18 flexible floor-plans. Levitt also recently announced the opening of ‘Cascades at Southern Hills,’ an active adult community located 35 minutes north of Tampa in Brooksville. ‘Cascades at Southern Hills’ will offer 925 single-family one-story homes with 15 flexible floor-plans. An especially significant accomplishment for the Company was our entry into the Georgia marketplace with the opening of ‘Seasons at Laurel Canyon.’ ‘Seasons at Laurel Canyon’ is an active adult community located just outside of Atlanta in Canton and will offer 766 single-family one-story homes. In addition to our entry into Georgia, we have entered into contracts to purchase several properties in the Nashville area, which, if consummated, will continue our expansion in that region during 2006.
     “Although no home builder is immune to the possible negative effects associated with a rising interest rate environment, we believe we are reasonably positioned for this as many of our active adult customers purchase their homes with cash. This lower interest rate sensitivity combined with the ongoing purchasing power of the aging baby boomer population create what we believe is the single largest market demographic for homebuilders. We remain committed to this market segment and will continue to explore new opportunities to introduce our distinctive community products to new markets throughout the Southeast.
Land Division:
     “As discussed in prior quarters, a significant portion of Core Communities’ anticipated revenue for 2005 was realized in the first quarter with the recognition of $66.6 million in revenue. Total revenues in our land division for the third quarter were $17.9 million, compared to $20.2 million during the same period in 2004. During the quarter, 109 acres were sold at an average margin of 39.8%, compared to 133 acres sold at an average margin of 50.0% during the same period in 2004. The decrease in margin is attributable to the mix of acreage sold as fewer commercial acres from St. Lucie West were sold in 2005. In addition, there were more finished lot sales in 2005, which typically are sold at a lower margin percentage because the markup on lot development costs is lower than the margin on raw land. Development activity at St. Lucie West is essentially complete with 13 acres of inventory remaining at the close of the quarter, of which 9 acres are subject to firm sales contracts as of that date. SG&A as a percent of total revenue remained comparable at 13.6 % vs. 13.2% in the same 2004 period.
     “Core Communities’ objective of introducing its very successful master-planned community business to markets outside of Florida became a reality during the quarter with the acquisition of an approximate 5,400-acre parcel of land located in South Carolina, between Savannah, Georgia and Hilton Head, South Carolina. As we enter the fourth quarter of 2005, our land division’s residential lot inventory now exceeds 18,000 units available for future development.

     “Core Communities’ newest master-planned community is strategically located adjacent to the upscale communities of Bluffton and Hilton Head Island, South Carolina with three miles of frontage on Interstate 95 and access and exposure on Highway 278. The community is entitled for up to 9,500 residential units and up to 1.5 million square feet of commercial space, in addition to recreational areas, educational facilities and emergency services. The site is heavily wooded and located only five miles from the Savannah National Wildlife Preserve offering homebuyers the best of South Carolina’s ‘low-country’ scenery. Further, as part of our strategy to increase the synergy between our land and homebuilding divisions and our desire to focus on the active adult market, we anticipate that a considerable portion of this property will be developed by Levitt and SonsTM as a product for pre-retirement and retirement customers, who have historically been drawn to Hilton Head and Savannah.
     “We are very pleased with Core Communities’ continued progress at its 8,200 acre master-planned community ‘Tradition,’ in Port St. Lucie, Florida. Presently, there remains 4,108 unsold acres at Tradition and both residential and commercial development is firmly underway. Currently, there are eight builders developing communities at Tradition and more than 500 homes are already occupied. Additionally, during the period, lease agreements were finalized with more than a dozen companies that will become occupants in ‘Tradition Square’ (formerly known as The Village at Tradition). With 23 acres and an approximate 125,000-square-foot commercial, office and retail complex, ‘Tradition Square’ is planned to include a wide array of businesses, shops and restaurants. We currently have entered into agreements with the following companies: SunTrust Bank (NYSE: STI); Brown & Brown Insurance Inc. (NYSE: BRO); Wachovia Corporation (NYSE: WB); and Publix Supermarkets, Inc., one of the ten largest-volume supermarket chains in the nation. Additionally, the Port St. Lucie City Council unanimously approved site plans for ‘The Landing at Tradition’, a 500,000-square-foot shopping complex intended for national and regional ‘big-box’ tenants and anchor stores. Scheduled for completion in 2007, ‘The Landing at Tradition’, to be developed by Core Communities, will be the first major retail center west of Interstate 95 in Port St. Lucie.
Levitt Corporation:
     “During the quarter, Core Communities, Levitt & Sons and Levitt Corporation led a community-wide program that raised $125,000 for Hurricane Katrina relief efforts. $62,500 was collected from residents throughout Florida’s Treasure Coast and the Company matched each donation dollar-for-dollar.

Funds were distributed to the Salvation Army, American Red Cross and several charities in New Orleans.
     “We are pleased with our results and accomplishments during the quarter and believe we have made great progress towards positioning the company for strong future growth. During the balance of 2005, our focus will be on increasing sales from our newly opened communities, further improving our infrastructure and scaleable platform, increasing the synergy between our land and homebuilding divisions, identifying strategic acquisitions, and continuing development of residential and master-planned communities.
     “This is a very exciting time for Levitt. With our core strength in the Florida homebuilding market and emerging position in the Southeast, improving operating platform, strong brand name, expertise in the active adult market, our nationally recognized success in master-planned communities, and solid and growing land position, we believe we are well-positioned to build on the Levitt legacy for many years ahead,” Levan concluded.

Levitt Corporation Selected Financial Data (consolidated):
Third Quarter 2005 Compared to Third Quarter 2004
•	Revenues of $129.5 million vs. $134.1 million, a 3% decrease.

•	Net income of $10.7 million vs. $13.7 million, a 22% decrease.

•	Diluted earnings per share of $0.53 vs. $0.66, a 20% decrease.

•	SG&A as a percent of total revenue was 15.5% vs. 12.9%.

•	Homes delivered were 439 vs. 534, an 18% decrease.

•	New orders (value) of $82.7 million vs. $87.2 million, a 5% decrease.

•	New orders (units) of 243 vs. 357, a 32% decrease.
Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004
•	Revenues of $437.3 million vs. $377.4 million, a 16% increase.

•	Net income of $46.6 million vs. $40.4 million, a 15% increase.

•	Diluted earnings per share of $2.32 vs. $2.18, a 6% increase.

•	SG&A as a percent of total revenue was 14.3% vs. 13.3%.

•	Homes delivered were 1,388 vs. 1,451, a 4% decrease.

•	New orders (value) of $381.9 million vs. $351.4 million, a 9% increase.

•	New orders (units) of 1,277 vs. 1,365, a 6% decrease.
Levitt Corporation will also host an investor and media teleconference call and webcast on Thursday, November 3, 2005, at 11:00 a.m. Eastern Time.
Teleconference Call Information:
To access the teleconference call in the U.S. and Canada, the toll free number to call is 800-991-2309. International calls may be placed to 706-643-1854. Domestic and international callers may reference PIN number 2144822.
A replay will be available beginning two hours after the completion of the call and will be available until 5:00 p.m., December 2, 2005. To access the replay option in the U.S. and Canada, the toll-free number to call is 800-642-1687. International calls for the replay may be placed at 706-645-9291. The replay digital PIN number for both domestic and international calls is: 2144822.

Webcast Information:
To listen to the live and/or archived Webcast of the teleconference call, visit www.levittcorporation.com, access the “Investor Relations” section and click on the “Webcast” navigation link. The archive of the teleconference call will be available through 5:00 p.m., December 2, 2005.
Levitt Corporation’s third quarter 2005 earnings results press release and financial summary will be available on its website: www.levittcorporation.com. To view the press release and financial summary, access the “Investor Relations” section and click on the “News Releases” navigation link. Copies of the earnings results press release and financial summary will also be made available upon request via fax, email, or postal service mail, by contacting Levitt Corporation’s Investor Relations department using the contact information listed below.
About Levitt Corporation:
Levitt Corporation is the parent company of Levitt and Sons™ and Core Communities.
Levitt and Sons™, America’s first builder of planned suburban communities, is best known for creating New York’s Levittown, Long Island and has built approximately 200,000 homes over the last 75 years. Acquired by us in 1999, Levitt and Sons™ currently develops single and multi-family home communities for active adults and families in Florida and Georgia, and Tennessee under the Bowden name. Bowden Homes, founded in 1971, has been one of the largest home-builders in Memphis and the surrounding metropolitan area for eight consecutive years. Acquired by us in April 2004, Bowden Homes focuses on building distinctively featured family housing in the Memphis, Nashville and north Mississippi areas.
Core Communities develops master-planned communities, including its original and best known, St. Lucie West, the fastest growing community on Florida’s Treasure Coast for the past seven years. Core Communities’ newest master-planned community is Tradition. Now under development on Florida’s Treasure Coast in St. Lucie County, Tradition is an 8,200-acre community that is planned to ultimately feature up to 18,000 residences, when all approvals are in place, as well as a commercial town center and a world-class corporate park. Core has also completed the acquisition of an approximate 5,400-acre parcel of land located in South Carolina.
Bluegreen Corporation engages in the acquisition, development, marketing and sale of drive-to-vacation resorts, golf communities and residential land. Bluegreen’s resorts are located in a variety of popular vacation destinations including the Smoky Mountains of Tennessee; Myrtle Beach; Charleston, South Carolina; Branson, Missouri; Wisconsin Dells; Gordonsville, Wisconsin; the Island Aruba; and throughout Florida. Bluegreen’s land operations are predominantly located in the Southeastern and Southwestern United States. Levitt Corporation holds an approximate 31% ownership position in Bluegreen Corporation.

For further information, please visit our websites:
www.LevittCorporation.com
www.LevittandSons.com
www.BowdenHomes.com
www.CoreCommunities.com
www.Bluegreen-corp.com
* To receive future Levitt Corporation news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on our website: www.LevittCorporation.com.
Levitt Corporation Contact Information
Investor Relations:
Adrienne Zvi
Leo Hinkley
Phone: (954) 940-4995
Fax: (954) 940-5320
Email: InvestorRelations@LevittCorporation.com
Corporate Communications:
Camille Lepre
Phone: (954) 940-4970
Email: CLepre@LevittCorporation.com
Mailing Address: Levitt Corporation, 2100 West Cypress Creek Road, Fort Lauderdale, FL 33309
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Some of the statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), that involve substantial risks and uncertainties. Some of the forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions. Forward-looking statements are based largely on management’s expectations and involve inherent risks and uncertainties. In addition to the risks identified below, you should refer to our periodic and current reports filed with the United States Securities and Exchange Commission (the “SEC”) for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this release and in our SEC reports. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Some factors which may affect the accuracy of the forward-looking statements apply generally to the real estate industry, while other factors apply directly to us. Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include: the impact of economic, competitive and other factors affecting the Company and its operations, including the impact of hurricanes and tropical storms in the areas in which we operate; the market for real estate generally and in the areas where the Company has developments, including the impact of market conditions on the Company’s margins; delays in opening planned new communities; the availability and price of land suitable for development in our current market and in markets where we intend to expand; our ability to successfully complete land acquisitions necessary to meet our growth objectives; our ability to obtain financing for planned acquisitions; our ability to successfully expand into new markets and the demand in those markets meeting the Company’s estimates; shortages and increased costs of construction materials and labor; the effects of increases in interest rates; environmental factors, the impact of governmental regulations and requirements (including delays in obtaining necessary permits and approvals); the Company’s ability to successfully expand and realize the expected benefits of its expanded platform, growth initiatives and strategic objectives; the Company’s ability to timely deliver homes from backlog and successfully manage growth; and the Company’s success at managing the risks involved in the foregoing. Many of these factors are beyond our control. The Company cautions that the foregoing factors are not exclusive.